     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SANDY SPRING BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	52-1532952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
17801 Georgia Avenue
Olney, Maryland 20832
(Address of Principal Executive Offices) (Zip Code)
Amended and Restated CN Bancorp, Inc. Stock Option Plan
(Full Title of the Plan)
Ronald E. Kuykendall, Esq.
Executive Vice President, General Counsel and Secretary
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
(301) 774-6400
(Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
Kenneth R. Morrow, Esq.
Dickstein Shapiro LLP
1825 Eye Street NW
Washington, DC 20006-5403
(202) 420-2200
CALCULATION OF REGISTRATION FEE

		Proposed Maximum Offering	Proposed Maximum	Amount of
Title of Securities	Amount to be	Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share(2)	Price(2)	Fee(2)
Common Stock, $1.00 par value	17,308	$26.81	$464,027.48	$14.25`

(1) Represents the maximum number of shares of the Registrant’s Common Stock issuable under the CNB Plan (as defined below).
(2) The proposed maximum offering price per share, proposed maximum aggregate offering price and registration fee have been computed pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s Common Stock on July 27, 2007 as reported by the NASDAQ Global Select Market.

EXPLANATORY NOTE
This Registration Statement covers 17,308 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”) issuable under the Amended and Restated CN Bancorp, Inc. Stock Option Plan (the “CNB Plan”). The Registrant assumed the CNB Plan in connection with its acquisition of CN Bancorp, Inc. (“CNB”) pursuant to an Agreement and Plan of Merger dated as of December 13, 2006 by and between the Registrant and CNB.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Documents containing the information specified in Part I of this Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated by reference in this Registration Statement:
1. The Registrant’s Annual Report on Form 10-K filed with the Commission on March 6, 2007, for the fiscal year ended December 31, 2006, including any documents or portions thereof incorporated by reference therein;
2. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 7, 2007, including any documents or portions thereof incorporated by reference therein;
3. The Registrant’s Current Reports on Form 8-K filed with the Commission on January 25, 2007, January 30, 2007, February 22, 2007, March 15, 2007, April 13, 2007, April 17, 2007, April 24, 2007, April 25, 2007, June 4, 2007, July 19, 2007 and July 23, 2007, including any documents or portions thereof incorporated by reference therein; and
4. The Registrant’s description of the Common Stock contained in Item 5 of its Annual Report on Form 10-K filed with the Commission on March 26, 1997, as it may be further amended in the future.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
     Maryland Law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active dishonesty; or (2) the director actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
     To the extent that a director has been successful in defense of any proceeding, Maryland law provides that such director shall be indemnified against reasonable expenses incurred in connection therewith. Maryland law also provides that reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of: (1) a written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized under Maryland law has been satisfied; and (2) a written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.
     Article XV of the Registrant’s Articles of Incorporation provide that an officer or director of the Registrant shall not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless: (a) it is proved that the individual officer or director actually received an improper benefit or profit in money, property, or services from the corporation; or (b) a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant’s articles of incorporation also provide that if Maryland law is amended to further eliminate or limit the personal liability of officers and directors, the liability of officers and directors of the corporation will be eliminated or limited to the fullest extent permitted by Maryland law, as so amended.

     The provisions in the Registrant’s Articles of Incorporation do not eliminate the officers’ and directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Maryland law. Each officer and director of the Registrant remains subject to liability for any breach of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Maryland law. These provisions also do not affect an officer’s or director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits

Number	Description

4.1	Amended and Restated CN Bancorp, Inc. Stock Option Plan

5.1	Opinion of Dickstein Shapiro LLP

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Dickstein Shapiro LLP (included in Exhibit 5.1)

24.1	Powers of Attorney
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olney, State of Maryland on this 30th day of July 2007.

SANDY SPRING BANCORP, INC. (Registrant)
By:	/s/ Hunter R. Hollar
	Name:	Hunter R. Hollar
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hunter R. Hollar Hunter R. Hollar	President and Chief Executive Officer (Principal Executive Officer)	July 30, 2007

/s/ Philip J. Mantua Philip J. Mantua	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 30, 2007

/s/ Dennis P. Neville Dennis P. Neville	Senior Vice President and Controller (Principal Accounting Officer)	July 30, 2007
A majority of the Board of Directors:
     John Chirtea, Mark E. Friis, Susan D. Goff, Marshall H. Groom, Solomon Graham, Gilbert L. Hardesty, Hunter R. Hollar, Pamela A. Little, Charles F. Mess, Robert L. Orndorff, Jr., David E. Rippeon, Craig A. Ruppert, Lewis R. Schumann and W. Drew Stabler (Chairman).
Date: July 30, 2007

By:	/s/ Ronald E. Kuykendall
Ronald E. Kuykendall
Attorney-In-Fact

Sandy Spring Bancorp, Inc.
Form S-8
Exhibit Index

Exhibit No.	Description

4.1	Amended and Restated CN Bancorp, Inc. Stock Option Plan (filed herewith)

5.1	Opinion of Dickstein Shapiro LLP

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Dickstein Shapiro LLP (included in Exhibit 5.1)

24.1	Powers of Attorney